Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated January 11, 2019 with an effective date of January 11, 2019 (“Effective Date”). is by and between mPhase Technologies, Inc., a New Jersey corporation (the “Company”), and Anshu Bhatnagar (the “Executive”). The Company and the Executive are referred to each individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to employ and retain the Executive during the Employment Period (as defined herein), to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company during the Employment Period (as defined herein) and desires to provide his services to the Company in such capacities and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows:

AGREEMENT

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment.

(a) The term of employment with the Company shall commence on the Effective Date and shall expire on January 11, 2024 (“Employment Period”), unless such term is extended in writing by the Parties or is earlier terminated pursuant to the terms hereof. For the avoidance of doubt, if the Employment Period is not extended. such non-renewal shall not be considered a Termination (as defined herein), and the Executive shall not be entitled to any compensation as set forth in Section 6 hereof.

3. Position and Duties.

(a) During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company. As Chief Executive Officer, the Executive shall be responsible for establishing. alongside the Company’s Chief Financial Officer (“CFO”) and board of directors (the “Board of Directors” or ‘‘Board”), the goals and strategies of the Company and presiding over the entire Company. The Executive shall oversee the budgets of the Company and ensure that resources are properly allocated. The specific duties of the Executive are:

i. Meet with Board of Directors and other executives to determine if the Company is operating in accordance Company policies and is achieving the goals set forth by the Executive, the CFO and the Board of Directors;

ii. Oversee budgets;

iii Alongside the CFO and under the direction of the Board of Directors. direct the organization’s financial goals, objectives, and budgets;

iv. Implement the organization’s guidelines on a day-to-day basis;

v. Hire, train, and terminate employees, according to proper human resources methodologies;

vi. Collaborate with the Board of Directors to develop the policies and direction of the organization

vii. Develop and maintain relationships with other associations, industry, and government officials that are in the best interest of the Company;

viii. Provide adequate and timely information to the Board to enable it to effectively execute its oversight role;

ix. In his position as Chief Executive Officer of the Company. the Executive will report to the Chairman of the Board of Directors or his designee. The Executive’s authority is subject to approval by the Board.

x. The Executive agrees to serve the Company faithfully, conscientiously and to the best of his ability, so as to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Executive shall fulfill his duties of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to not act in a manner which knowingly would injure the business, interests or reputation of the Company. The Executive’s employment is subject to compliance with all the Company’s policies. all as may be amended from time to time.

4. Obligations of the Company.

(a) In addition to the requirements set forth in this Agreement, the Company shall provide Executive with the tools and utilities for an office, if Executive so requests, as well as supplies and other facilities and services suitable to Executive’s position, and adequate for the performance of his duties.

5. Compensation and Related Matters.

The Executive shall receive five forms of compensation, described in this Section 5, to include: cash-based base salary; stock-based base salary; annual cash-based bonus; annual grants or restricted common stock; and the opportunity to participate in any of the Company’s equity option plans, if applicable. In addition. the Executive is entitled to receive fringe benefits as described in this Section 5.

(a) Cash Based Base Salary. During the Employment Period, the Company shall pay to the Executive an annual cash based base salary (“Base Salary”) of Two Hundred Seventy Five Thousand Dollars (US $275,000) payable by the Company in accordance with the Company’s payroll schedules throughout the Employment Period. subject to the provisions of Section 6 hereof and subject to any applicable tax and payroll deductions; provided, however. that. in the sole discretion of the Company’s Board of Directors, the Executive may receive an increase in Base Salary based on factors such as the market and the Executive’s job performance. The Base Salary may only be decreased through a written modification of this Agreement executed and signed by the Parties. All payments to Executive hereunder shall be made in accordance with the Company’s customary practices and procedures. all of which shall be in conformity with applicable federal. state and local laws and regulations.

(b) Stock Based Base Salary. Executive shall be entitled to receive Stock Based Salary in shares of no par common stock of the Company (the “Common Stock”) and Series A Preferred Stock of the Company as set forth in the Transition Agreement dated January 11, 2019 between Executive and the Company.

(c) Annual Cash Based Bonus.

(i) Based upon the Executive’s performance toward the achievement of agreed upon performance criteria, the Board may, in its sole discretion, award Executive a bonus in an amount up to one hundred percent (100%) of the then Base Salary (“Annual Cash Based Bonus”). The Executive’s bonus target fin his Annual Cash Based Bonus is anticipated to be established by the Board of Directors, in consultation with Executive, and reviewed quarterly. The Annual Cash Based Bonus may be paid at such time and in such amounts as determined by the Board of Directors; provided, that the actual bonus target for any year shall be determined by the Board in its sole discretion and shall be comparable with the bonus targets established for peer executive officers of the Company. The Board and the Executive of the Company may mutually amend the terms of the Annual Cash Based Bonus. Annual Cash Based Bonuses shall not deemed earned and accrued until approved by the Company’s Board of Directors.

(ii) Except as set forth in this Agreement. Annual Cash Based Bonuses that are not earned and accrued are deemed waived if the Executive’s employment is terminated for any reason prior to the Board awarding the Annual Cash Basis Bonus.

(d) Annual Grants of Restricted Common Stock. After Executive has earned Common Stock under the Transition Agreement equal to 80% of the Common Stock of the Company, when the Company is financially successful, the Company may, in its sole discretion, award the Executive a stock-based bonus (“Stock Bonus”) that reflects and rewards the contributions of the Executive to the Company’s business and success. The Stock Bonus may be in the form of Executive’s ability to exercise his warrants pursuant to Section 5(d)(ii).

(e) intentionally Omitted.

(f) Equity Option Plan(s). Executive shall have the opportunity to participate in the Company’s equity incentive option plans. at the Board’s discretion, should the Company adopt and such plans.

(g) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in such employee benefit plans, programs or arrangements implemented by the Company and available to executive officers of the Company including, but not limited to. medical, dental. short term disability, long term disability, and life insurance (collectively the “Plans”), The Company shall have the right, from time to time and in its sole discretion, to modify and amend the Plans.

(h) Fringe Benefits.

(i) Vacation. Executive shall be entitled to four (4) weeks (20 business days) of vacation time each year with full pay. The time for such vacation shall be requested by Executive, subject to the Company’s reasonable approval. If Executive is unable for any reason to take the total amount of authorized vacation during any year, he may accrue the time. The Company will cash-out out the unused vacation leave at the end of each calendar year and pay Executive the value of the unused vacation leave by March 10 of the following calendar year. Each vacation day will be calculated at 1/365 of Executive’s Base Salary. The accrued, unused and not-cashed out portion of vacation leave will be paid within thirty (30) days following termination of Executive’s employment.

(ii) Sick Time. Executive shall be entitled to ten (10) days per year as sick leave and/or personal leave with full pay.

(iii) Long-Term Compensation. The Executive shall be eligible to receive additional awards of stock options to purchase shares of the Company’s Common Stock and other stock awards in the sole discretion of and subject to such terms as established by the Company’s Board, and otherwise in accordance with the provisions of the applicable stock incentive plan(s) of the Company.

(iv) Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation payable to the Executive under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time, or with respect to any other applicable law, regulation or Company policy.

(v) Benefits are not in Lieu of Base Salary. Nothing paid to the Executive under any of the Plans or fringe benefit arrangements shall be deemed to be in lieu of Base Salary payable to the Executive hereunder.

(i) Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary business and travel expenses that may be incurred by him directly and solely for the benefit of the Company in connection with the rendition of the services contemplated hereby. Executive shall submit to the Company such invoices, receipts or other evidences or expenses as Company may require.

6. Termination.

(a) Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement the Date of Termination (as defined herein) based upon the death of the Executive shall be deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

(b) Termination upon Disability. If the Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, for an aggregate period in excess of 360 days (which need not be consecutive) during the previous twenty four (24) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination (as defined herein) to the Executive stating the Date of Termination. Any questions as to the existence, extent or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Executive. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. Nothing in this Subsection 6(b) of this Agreement shall be construed to waive the Executive’s rights, if any, under existing law including. without limitation„ the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. This Subsection 6(b) of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination. harassment and/or retaliation on the basis of a disability or request or use of a medical leave.

(c) Termination by Company for Cause. At any time during the Employment Period, the Company may terminate the Executive’s employment hereunder for Cause if, at a meeting of the Board called and held for such purpose, the Board unanimously determines in good faith that there is Cause (as defined below) to terminate the employment of the Executive. and the Company gives written Notice of Termination to Executive. The Date of Termination shall be specified in the Notice of Termination. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful gross misconduct in connection with the performance of his duties. including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary; (ii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than ninety (90) days following written notice of such non-performance from the Board or authorized executive; (iii) a breach by the Executive of any of the provisions contained in Section 9 of this Agreement; (iv) a violation by the Executive of the Company’s employment policies which violation has continued following written notice of such violation from the Board or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (ii) or (v) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to he done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(d) Termination Without Cause. The Company may not terminate this Agreement without Cause.

(e) Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

f) Termination by the Executive for Good Reason. The Executive may terminate this Agreement with Good Reason (hereinafter defined) by delivering a Notice of Termination to the Company complying with the Good Reason Process (hereinafter defined) and specifying the Date of Termination. For purposes of this Agreement, “Good Reason’’ shall mean that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within ninety (90) days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within one hundred twenty (120) days after the end of the Cure Period If the Company cures the Good Reason condition during the Cure Period. Good Reason shall be deemed not to have occurred.

(g) Mutual Agreement Termination. If the Company’s Board of Directors determines to terminate this Agreement pursuant to the terms hereof, each Party hereby agrees to the Mutual Agreement Termination as described in Section 6(h)(iii) below. This Mutual Agreement Termination shall not constitute an admission of any wrong doing or improper behavior on the part of the Company or the Executive.

(h) Obligations Upon Termination.

(i) Termination by the Company for Cause or by the Executive for other than Good Reason. If Executive’s employment is terminated pursuant to Subsections 6(c) or 6(e), the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, accrued but unpaid Annual Cash Based Bonus, earned but unpaid incentive compensation. unpaid business expense reimbursements, accrued but unused vacation. accrued but unused sick leave and any vested benefits the Executive may have under any Plans (collectively, the “Accrued Benefits”) within thirty (30) days of the Executive’s termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(ii) Termination by the Company for Death Disability or Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company due to Death as provided for in Subsection 6(a), a disability as provided for in Subsection 6(b), the Executive terminates his employment for Good Reason as provided for in Subsection 6(f), or the Company terminates the Executive’s employment without Cause, then the Company shall continue to pay the Executive his Base Salary and the Executive shall be eligible to participate in the Plans for sixty (60) months following the date of Executive’s termination, pay any pro-rata share of his Annual Cash Based Bonus that would have or could have been earned prior to the Date of Termination and pay the Executive his other Accrued Benefits. To the extent the Company is unable to provide coverage to the Executive under any of the Plans, Executive shall acquire private coverage for such benefits and Company shall reimburse Executive for the cost of purchasing such benefits throughout the balance of the Employment Period. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements. Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or non-forfeitable as of the Date of Termination.

(iii) Mutual Agreement Termination. If the Company’s Board of Directors and the Executive determine to terminate the employment pursuant to Section 6(g) hereof, then this pre-negotiated offer will stand as the terms for the termination of this Agreement. Executive will be entitled to his Base Salary paid to him in cash over twenty-four (24) months and Executive will also be entitled to any bonus compensation due to him through the Date of Termination. Executive also agrees to comply with Section 6(iv) hereof.

(iv) If the Executive signs a general release of claims in a form and manner satisfactory to the Company (the “Release”) within twenty one (21) days of the Date of Termination. Executive shall receive the following additional compensation:

(A) Executive shall be paid, in addition to the Base Salary an additional twenty four (24) months of his then Base Salary (“Severance Amount”), The Severance Amount shall be paid in a lump sum payment on a date that is coincident with or immediately follows the sixtieth (60th day after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986. as amended (the “Code”). the Severance Amount is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 9 hereof relating to restrictive covenants, payment of the Severance Amount shall immediately cease; and

(B) If the Executive elects to receive COBRA benefits. the Company will pay the premium required for such coverage for the Executive for a period of twelve (12) months from the Date of Termination; however_ should the Executive become enrolled in health benefits by a subsequent employer prior to twelve (12) months following the Date of Termination. the Executive must notify the Company and the Company’s obligation to pay COBRA co-payments shall thereupon cease. Notwithstanding anything to the contrary in this Agreement. if the Company determines in its sole discretion that it cannot provide the COBRA premiums without potentially violating applicable law (including, without limitation. Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Date of Termination, which payments will be made regardless of whether the Executive elects COBRA coverage and will commence in the month following the month in the Company determines that it cannot provide the COBRA premiums and will end on the earlier of (i) the date the Executive becomes covered by another health plan, or (ii) twelve (12) months following the Date of Termination.

(i) Notice of Termination. A “Notice of Termination” to effectuate a termination pursuant Section 6 hereof shall he made in accordance with the Notice provision of Section 21. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing. which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option. may elect to have the Executive not report to work after the date of the written notice.

(j) Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 6.

7. Change in Control Payment. The provisions of this Section 7 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined herein) of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of this Agreement, regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within one (1) year after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Employment Period.

(a) Change in Control.

(i) If within one (1) year after a Change in Control, the Executive’s employment is terminated by the Company due to death as provided for in Subsection 6(a), a disability as provided for in Subsection 6(b) or without Cause as provided for in Subsection 6(d), or the Executive terminates his employment for Good Reason as provided for in Subsection 6(f), then, subject to the signing of the Release by the Executive within twenty one (21) days of the Date of Termination, the Company shall pay the Executive a lump sum in cash in an amount equal five years of the Executive’s Base Salary (or the Executive’s annual Base Salary in effect immediately prior to the Change in Control, if higher) on the sixtieth (60th) day following the Date of Termination;

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or non-forfeitable as of the Date of Termination; and

(iii) If the Executive elects to receive COBRA benefits, the Company will pay the premium required for such coverage for the Executive for a period of twenty four (24) months from the Date of Termination; however, should the Executive become enrolled in health benefits by a subsequent employer prior to twenty four (24) months following the Date of Termination, the Executive must notify the Company and the Company’s obligation to pay COBRA co-payments shall thereupon cease. Notwithstanding anything to the contrary in this Agreement, if the Company determines in its sole discretion that it cannot provide the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Date of Termination, which payments will be made regardless of whether the Executive elects COBRA coverage and will commence in the month following the month in the Company determines that it cannot provide the COBRA premiums and will end on the earlier of (i) the date the Executive becomes covered by another health plan, or (ii) twenty four (24) months following the Date of Termination.

(b) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

(1) “Change in Control” shall mean any of the following:

(A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(B) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(13)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

(c) A termination of employment shall not be deemed to have occurred unless it is also a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Confidential Information and Cooperation.

(a) Confidential Information. As used in this Agreement. “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions. improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, during the Executive’s employment with the Company, the Executive will keep in confidence and trust all such Confidential Information. and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Intentionally Omitted.

(e) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Subsection 9(e).

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the covenants set forth in this Subsection 9(f), and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. Indemnification and D&O Insurance. The Company and its subsidiaries’ and affiliates’ Certificate or Articles of Incorporation or Bylaws, including, if applicable, any directors and officer’s insurance policies, shall indemnify, hold harmless, and defend the Executive against any and all claims. Such right shall include the right to be paid by the Company expenses, including attorney’s fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer, employee or agent of the Company or any Subsidiary, whether asserted or claimed prior to, at or after the date of termination of employment, to the fullest extent permitted under applicable law and on a basis no less favorable than in existence under the Company’s B) laws and Certificate of Incorporation in effect as of the Effective Date. During the Employment Period and thereafter, Company shall provide Executive coverage under a policy of directors’ and officers’ liability insurance that provides you with coverage on the same basis as is provided for the Company’s continuing officers and directors from time to time. This duty to indemnify shall survive the termination, expiration or cancellation of this Agreement.

11. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by. the Parties or, in the absence of such an agreement under the auspices of the American Arbitration Association (“AAA”) in Bethesda, Maryland in accordance with the Employment Dispute Resolution Rules of the AAA, including. but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the Parties hereby consents to personal jurisdiction and exclusive venue in the United States District Court for Maryland, if such Court can exercise jurisdiction. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the Circuit Court in and for Montgomery County, Maryland. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Specific Performance. It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by any Party of any material provision of this Agreement, the other Party would not have any adequate remedy at law. It is expressly agreed, therefore. that the rights of the Parties hereunder may be enforced by an action for specific performance and other equitable relief without the Parties posting a bond, or, if a bond is required, the Parties agree that the lowest bond permitted shall be adequate.

14. Entire Agreement. This Agreement contains the entire understanding of the Parties and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties and/or their affiliates. The Executive acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement. This Agreement also supersedes and voids any employment agreements between Executive and Company.

15. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

16. Assigns. This Agreement is not assignable by the Company or Executive.

17. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

19. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20. Waiver/Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach, No provision of this Agreement may be modified waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Board.

21. Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 6 hereto relating to post-termination payment obligations; (ii) Section 9 hereto relating to the restrictive covenants; and (iii) Sections 11 and 12 relating to arbitration and jurisdiction and venue shall remain binding upon the Parties.

22. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company. at its main offices, attention of the Board.

23. Governing Law. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland, without giving effect to the conflict of laws principles of such State.

24. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

25. Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

26. Headings and Captions. The titles and captions of paragraphs, sections. subparagraphs and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

27. Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers. documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

28. Right to Review and Seek Counsel. The Executive acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

29. Counterparts. This Agreement may be executed in one or more separate counterparts each of which, when so executed, shall be deemed to be an original, Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted via facsimile machines or via electronic mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

COMPANY:
mPhase Technologies. Inc.

By:	/s/ Ronald Durando
Ronald Durando, Chief Executive Officer
1-11-19

EXECUTIVE:

/s/ Anshu Bhatnagar
Anshu Bhatnagar

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